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Exhibit 4.8

STATION CASINOS, INC.

SECOND SUPPLEMENTAL INDENTURE

with respect to:

$199,900,000
8 7/8% Senior Subordinated Notes due 2008
Issued December 3, 1998

FIRST UNION NATIONAL BANK
Trustee

        SECOND SUPPLEMENTAL INDENTURE, dated as of June 26, 2001 (the "Supplement") between Station Casinos, Inc., a corporation duly organized and existing under the laws of the State of Nevada (herein called the "Company"), having its principal office at 2411 Sahara Avenue, Las Vegas, Nevada, 89102, and First Union National Bank, a national banking association, as Trustee (herein called the "Trustee"), for the Company's 8 7/8% Senior Subordinated Notes due 2008 (the "Securities").

        The Company has heretofore executed and delivered to the Trustee an Indenture, dated as of December 3, 1998 and amended by the First Supplemental Indenture dated as of August 10, 2000 (the "Indenture"), under which the Securities in the aggregate principal amount $199,900,000 were issued and are outstanding. Capitalized terms used herein but not defined herein shall have the meaning ascribed to them in the Indenture.

        In accordance with Section 9.02 of the Indenture, the Company has obtained the written consent of the Holders of a majority in principal amount of the Securities to certain amendments to such Indenture. The Company is authorized to enter into this Supplement by a Board Resolution and simultaneously herewith the Trustee has received an Opinion of Counsel and an Officers' Certificate stating that the execution of this Supplement is permitted by the Indenture and all conditions precedent under the Indenture have been satisfied.

        NOW, THEREFORE, for and in consideration of the premises and the purchase of the Securities by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Securities, as follows:

ARTICLE ONE

        Section 1.1 (a)    Section 1.01 of the Indenture is amended by deleting the definition of "Consolidated Net Income" therefrom in its entirety and replacing such definition with the following:

  "Consolidated Net Income" means, for any period, the net income of a person and its consolidated Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP; provided, however, that there shall not be included in such Consolidated Net Income: (i) any net income (loss) of any person if such person is not a Restricted Subsidiary, except that (A) the Company's equity in the net income of any such person (including, without limitation, an Unrestricted Subsidiary) for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (iii) below); and (B) the Company's equity in the net loss of any such person for such period shall be included in determining such Consolidated Net Income (subject, with respect to the net loss of an Unrestricted Subsidiary, to clause (vi) below); (ii) any net income (loss) of any person acquired by the Company or a Restricted Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition; (iii) any net income (loss) of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that (A) the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash which could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to another Restricted Subsidiary, to the limitation contained in this clause) unless at the time of computation no cash would be permitted to be distributed and (B) the Company's equity in the net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income; (iv) any gain or loss realized upon the sale or other disposition of any property, plant or equipment of the Company or its consolidated

  Restricted Subsidiaries which is not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Capital Stock of any person; (v) the cumulative effect of a change in accounting principles; (vi) the net loss of any Unrestricted Subsidiary; and (vii) extraordinary or nonrecurring gains or losses."

        (b)    Section 1.01 of the Indenture is amended by deleting the definition of "Consolidated Net Income" therefrom in its entirety and replacing such definition with the following:

  "Permitted Refinancing Indebtedness" means Indebtedness of the Company or a Restricted Subsidiary (i) issued in exchange for, or the proceeds from the issuance and sale or disbursement of which are used to substantially concurrently repay, redeem, refund, refinance, discharge or otherwise retire for value, in whole or in part (collectively, "repay"), or (ii) constituting an amendment, modification or supplement to, or a deferral or renewal of (collectively, an "amendment"), any Indebtedness of the Company or a Restricted Subsidiary (and any premiums, penalties, fees and expenses actually incurred by the Company or such Restricted Subsidiary in connection with the repayment or amendment thereof) existing immediately after the original issuance of the Series A Notes or incurred pursuant to clauses (iii), (vi), (vii) and (viii) (subject to proviso (C) below) of Section 4.06, in a principal amount (or, if such Permitted Refinancing Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon the acceleration thereof, with an original issue price) not in excess of (1) the principal amount of the Indebtedness so refinanced (or, if such Permitted Refinancing Indebtedness refinances Indebtedness under an agreement providing a commitment for subsequent borrowings, with a maximum commitment not to exceed the maximum commitment under such agreement) plus (2) unpaid accrued interest on such Indebtedness plus (3) premiums, penalties, fees and expenses actually incurred by the Company or such Restricted Subsidiary, as the case may be, in connection with the repayment or amendment thereof; provided that (A) Permitted Refinancing Indebtedness of the Company that repays or constitutes an amendment to Subordinated Indebtedness shall not have an Average Life less than the Indebtedness to be so refinanced at the time of such incurrence, and shall contain subordination and default provisions no less favorable in any material respect to the Holders than those contained in such repaid or amended Indebtedness, (B) notwithstanding the foregoing, any Permitted Refinancing Indebtedness incurred to repay all of the Notes then outstanding shall not be limited in principal amount or otherwise if the Company, contemporaneously with such issuance, irrevocably deposits with the Trustee or Paying Agent an amount of the proceeds of such Permitted Refinancing Indebtedness sufficient to redeem or repay each installment of the outstanding principal amount of the Notes on, and all interest accrued to, the date fixed for such repayment, together with irrevocable instructions to redeem and repay the Notes on the stated redemption date and (C) to the extent that Permitted Refinancing Indebtedness includes Indebtedness incurred in connection with the refinancing of the Bank Facility (whether or not such Indebtedness is existing on or after the date of the Indenture) and the managing agent for the lenders under such refinancing Indebtedness is a person other than a banking institution with over $500 million in assets and subject to supervision and examination by federal or state banking authorities, the provisions of clause (viii) of Section 4.06 shall terminate and be of no further force and effect with respect to such refinancing Indebtedness."

        (c)    Section 1.01 of the Indenture is amended by adding the following definition of "Qualified Guarantee":

  "Qualified Guarantee" means a guarantee by the Company or any of its Restricted Subsidiaries of Indebtedness of any entity provided that (i) unless such Indebtedness was incurred by a Native American tribe or any agency or instrumentality thereof, the Company and its Restricted Subsidiaries own in the aggregate at least 35% but no more than 50% of the outstanding Voting Stock of such entity at the time of the incurrence, creation or assumption of the guarantee, (ii) the primary purpose for which such Indebtedness was incurred was to finance the development, construction or acquisition of a gaming facility, (iii) the pro forma Consolidated Coverage Ratio of the Company, calculated cumulatively for the four most recent consecutive fiscal quarters of the Company prior to the date of the guarantee as if the guarantee were required to have been satisfied on the first day of such period, would have been greater than 2.5 to 1.00, (iv) none of the Existing Equity Holders, other than Glenn C. Christenson or Scott M Nielson if such person is no longer employed by the Company in any capacity, or any of their Related Persons, other than the Company and its Restricted Subsidiaries, is a direct or indirect obligor, contingently or otherwise, of such Indebtedness or a direct or indirect holder of any Capital Stock of such entity, other than through their respective ownership interests in the Company, (v) at the time of the incurrence, creation or assumption of the guarantee, the rating of the Notes by each Rating Agency is at least equal to the rating of the Notes on the date of the Indenture and (vi) if such Indebtedness is incurred by a Native American tribe or any agency or instrumentality thereof, including any tribal authority, for so long as such guarantee is outstanding such tribe and the Company or one of its Restricted Subsidiaries will have in effect a written agreement which has been approved by all required Governmental Authorities pursuant to which the Company or one of its Restricted Subsidiaries will manage such tribe's gaming activities at the facility or facilities with respect to which the Indebtedness was incurred to develop, construct or acquire in exchange for customary fees and reimbursements."

        Section 1.2    Section 4.05 of the Indenture is amended to read in its entirety as follows:

        "The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly:

        (i)    declare or pay any dividend on, or make any distribution in respect of, or purchase, redeem or retire for value, any Capital Stock of the Company or of any Restricted Subsidiary, other than, in the case of the Company, through the issuance (as a dividend or stock split thereon or in exchange therefor) solely of the Company's own Capital Stock (excluding Exchangeable Stock or Redeemable Stock) and, in the case of a Restricted Subsidiary, with respect to shares of its Capital Stock that are owned solely by the Company or a wholly-owned Restricted Subsidiary;

        (ii)  make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, prior to scheduled principal payment or maturity, Subordinated Indebtedness; or

        (iii)  incur, create, assume or suffer to exist any guarantee of Indebtedness of, or make any loan or advancement to, or other investment in, any Affiliate or Related Person of the Company or a Restricted Subsidiary, other than the Company or a Restricted Subsidiary;

(such payments or any other actions described in clauses (i) and (ii), a "Restricted Payment," and in clause (iii), a "Restricted Investment"), unless:

          (a)  at the time of and after giving effect to the proposed Restricted Payment or Restricted Investment, no Event of Default (and no event that, after notice or lapse of time, or both, would become an Event of Default) shall have occurred and be continuing; and

          (b)  at the time of and after giving effect to the proposed Restricted Payment or Restricted Investment (the value of which, if in a form other than cash, shall be determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a board resolution), the aggregate amount of all Restricted Payments and Restricted Investments declared or made after June 2, 1993, shall not exceed the sum of, without duplication,

            (I)  50% of the cumulative Consolidated Net Income of the Company (or if such cumulative Consolidated Net Income shall be a loss, 100% of such loss) accrued after June 2, 1993;

            (II)  an amount equal to the Net Proceeds received by the Company from the issuance and sale (other than to a Subsidiary) after June 2, 1993 of Capital Stock (excluding

    Exchangeable Stock, Redeemable Stock and Capital Stock issued in exchange for previously outstanding shares of Capital Stock if such exchange did not constitute a Restricted Payment);

            (III) $15,000,000; and

            (IV) an amount equal to 50% of any dividends received by and 100% of any Restricted Investments which are returned or repaid to (in each case, to the extent not included in Consolidated Net Income of the Company) the Company or a wholly-owned Restricted Subsidiary after the date of the Indenture from an Unrestricted Subsidiary of the Company;

provided, however, that Net Proceeds received from the sale of the stock of PSHC, BSI, TSI, SSI, SGSI, or SWSI, or any successor or assignee thereof, by the Company shall not be included in clause (2) above.

        For purposes of any calculation pursuant to the preceding sentence which is required to be made within 60 days after the declaration of a dividend by the Company or any Subsidiary, such dividend shall be deemed to be paid at the date of declaration, and the subsequent payment of such dividend during such 60-day period shall not be treated as an additional Restricted Payment.

        Notwithstanding the foregoing, the provisions of this Section 4.05 will not prevent the following Restricted Payments or Restricted Investments: (a) payment of any dividend within 60 days after the date of its declaration if at the date of declaration such payment would be permitted by this Section; (b) Restricted Investments, which together with all other Restricted Investments since June 2, 1993, do not exceed $20,000,000 in the aggregate, provided that after giving effect to each such Restricted Investment (as if it had occurred on the first day of such period) the pro forma Consolidated Coverage Ratio of the Company, calculated cumulatively for the four most recent consecutive fiscal quarters of the Company and ending prior to the date of the latest Restricted Investment, shall be greater than 2.00 to 1.00; (c) the redemption or repurchase of any Capital Stock or Indebtedness of the Company or any of its Restricted Subsidiaries solely to the extent required by any Gaming Authority or, if determined in the good faith judgment of the Board of Directors of the Company, to prevent the loss or to secure the grant or establishment of any gaming license or other right to conduct lawful gaming operations; and (d) so long as no Default or Event of Default has occurred and is continuing, the incurrence, creation, assumption or suffering to exist of any Qualified Guarantee, provided that, with respect to this clause (d), the amounts available to make Restricted Payments or Restricted Investments pursuant to clause (b) above shall be reduced only by the amount that becomes due on the Indebtedness that is guaranteed in accordance with the terms of such Indebtedness and that is paid by the Company or any of its Restricted Subsidiaries, and, if and for so long as an event of default occurs and is continuing with respect to such Indebtedness, by the aggregate principal amount of such Indebtedness then outstanding to the extent that it is guaranteed pursuant to such Qualified Guarantee.

        The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default; provided that in no event shall the business currently operated by PSHC, BSI, TSI, SGSI or SWSI be transferred to or held by an Unrestricted Subsidiary. For purposes of making such determination, all outstanding investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under this Section 4.05. All such outstanding investments will be deemed to constitute investments in an amount equal to the fair market value of such investments at the date of such designation. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

        Prior to making any Restricted Payment or Restricted Investment, the Company will deliver to the Trustee an Officers' Certificate (dated the date of such proposed payment or investment) stating

(i) that such proposed payment or investment will be in compliance with this Section 4.05 and (ii) no Default or Event of Default under this Indenture has occurred or will occur as a result of such proposed payment or investment."

ARTICLE TWO

        Section 2.1    Effective Date of This Supplement.

        This Supplement shall be effective as of the date first written above at and after such time as the consent payment (as provided for in the consent solicitation statement with respect to this Supplement) has been made to each consenting Holder (provided that such payment has been made promptly following the execution of this Supplement).

        Section 2.2    Indenture Ratified.

        Except as hereby otherwise expressly provided, the Indenture is in all respects ratified and confirmed, and all the terms, provisions and conditions thereof shall be and remain in full force and effect.

        Section 2.3    Counterparts.

        This Supplement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

        Section 2.4    Trustee Not Responsible.

        The recitals contained herein shall be taken as the statements of the Company and the Trustee assumes no responsibility for their correctness.

        Section 2.5    Definitions and Terms.

        Unless otherwise defined herein, all initially capitalized terms used herein shall have the meanings assigned to such terms in the Indenture.

        Section 2.6    Governing Law.

        This Supplement shall be governed by and construed in accordance with the law of the State of New York.

[Remainder of Page Intentionally Left Blank]

        IN WITNESS WHEREOF, the parties hereto have caused this Supplement to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

STATION CASINOS, INC.
By:	Name: Title:

FIRST UNION NATIONAL BANK
By:	Name: Title:

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Exhibit 4.8
ARTICLE ONE
ARTICLE TWO